Exhibit 99.2

INTEGRATED DEVICE TECHNOLOGY, INC. AND INTEGRATED CIRCUIT SYSTEMS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On September 16, 2005, Integrated Device Technology, Inc. (“IDT” or “the Company”) completed its acquisition of 100% of the voting common stock of Integrated Circuit Systems, Inc. (“ICS”). In connection with the merger the Company issued approximately 91.4 million shares of the Company’s common stock with a fair value of approximately $1.1 billion, approximately 8.6 million stock options with a fair value of approximately $47.5 million and paid approximately $521.7 million, including $11.9 million of merger-related transaction costs, in cash for a total purchase price of approximately $1.7 billion. The common stock issued in the merger was valued at $12.17 per share using the average closing price of the Company’s common stock for the five-day trading period beginning two days before and ending two days after the date the merger was announced, which was June 15, 2005. The options were valued using the Black-Scholes option pricing model with the following inputs: volatility factor of 62.0%, expected life of 2.8 years, risk-free interest rate of 4.0%, and a market value for IDT stock of $12.17 per share, which was determined as described above. The cash consideration was equivalent to $7.25 per share multiplied by approximately 70.3 million outstanding shares of ICS common stock on the closing date of the merger.

The unaudited pro forma condensed combined balance sheet is based on historical balance sheets of IDT and ICS and has been prepared to reflect the merger as if it had been consummated on July 3, 2005. Due to different fiscal period ends, such pro forma information is based upon the historical consolidated balance sheet data of IDT at July 3, 2005 and ICS at July 2, 2005. The unaudited pro forma condensed combined statement of operations for the three months ended July 3, 2005 has been prepared to reflect the merger as if it had been consummated on March 29, 2004 and, due to different fiscal period ends, combines the historical results of IDT for the three months ended July 3, 2005 and the historical results of ICS for the three months ended July 2, 2005. The unaudited pro forma condensed combined statement of operations for the year ended April 3, 2005 has been prepared to reflect the merger as if it had been consummated on March 29, 2004 and, due to different fiscal period ends, combines the historical results of IDT for the year ended April 3, 2005 and the historical results of ICS for the twelve months ended April 2, 2005.

The total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined consolidated financial statements, is allocated to the net tangible and intangible assets of ICS acquired in connection with the merger based on their estimated fair values as of the closing of the merger. Independent valuation specialists conducted an independent valuation in order to assist IDT’s management in determining the fair values of a significant portion of these assets. The final evaluation prepared by the independent valuation specialists, which was based on the actual net tangible and intangible assets of ICS that existed as of the date of the closing of the merger, was considered in management’s estimates of the fair values reflected in these unaudited pro forma condensed combined consolidated financial statements. Although management has completed a preliminary allocation of the purchase price based upon estimates determined by management with the assistance of independent valuation specialists, such estimates, allocations and amounts may change as further information becomes available.

The unaudited pro forma condensed combined financial statements include restructuring charges of $2.7 million, related to estimated severance charges and facility closure costs related to facilities leased by ICS. Additional liabilities may ultimately be recorded for severance, relocation, or other costs associated with exiting activities of ICS that would affect amounts in the unaudited pro forma condensed combined financial statements. Any such liabilities would be recorded as an adjustment to the net assets acquired and an adjustment to goodwill. In addition, IDT may incur significant restructuring charges in subsequent quarters for severance or relocation costs related to IDT employees, costs of vacating some facilities of IDT, and other costs associated with exiting activities of IDT. Any such restructuring charges would be recorded as an expense in the consolidated statement of operations in the period in which they are incurred.

The unaudited pro forma condensed combined consolidated financial statements have been prepared by IDT management for illustrative purposes only and are not necessarily indicative of the condensed consolidated financial position or results of operations in future periods or the results that actually would have been realized had IDT and ICS been a combined company during the specified periods presented.

The unaudited pro forma condensed combined consolidated financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements and notes thereto of IDT included in its Annual Report on Form 10-K for its fiscal year ended April 3, 2005 filed with the Securities and Exchange Commission (“SEC”) on June 14, 2005, included in its Quarterly Report on Form 10-Q for the three-month period ended July 3, 2005 filed with the SEC on August 11, 2005 and included in its Quarterly Report on Form 10-Q for the six-month period ended October 2, 2005 filed with the SEC on November 14, 2005 and the historical consolidated financial statements and notes thereto of ICS included in its Annual Report on Form 10-K for the year ended July 2, 2005 filed with the SEC on September 16, 2004 and included in its Quarterly Report on Form 10-Q for the nine-month period ended April 2, 2005 filed with the SEC on May 12, 2005.

UNAUDITED PRO FORMA CONDENSED COMBINED

BALANCE SHEET

OF IDT and ICS

(In thousands)

	Historical		Reclassifications (Note 2)		Pro Forma Adjustments (Note 3)		Pro Forma Combined As of July 3, 2005
	IDT As of July 3, 2005	ICS As of July 2, 2005
ASSETS
Current assets:
Cash and cash equivalents	$266,563	$55,605	$—		$(176,001	)(a)	$117,645
					(28,522	)(b)
Short-term investments	333,758	71,375	100,865	A	(333,758	)(a)	172,240
Trade accounts receivable, net	49,915	40,110	—		—		90,025
Inventories	37,318	17,430	—		9,779	(c)	64,527
Current deferred income taxes	—	5,678	(5,678	)B			—
Prepayments and other current assets	11,696	6,849	—		—		18,545

Total current assets	699,250	197,047	95,187		(528,502)		462,982
Property and equipment, net	120,949	19,416	—		4,869	(d)	145,234
Goodwill	55,523	35,422	—		(35,422	)(e)	1,005,762
					950,239	(f)
Acquisition related intangibles	28,083	40,943	—		(40,943	)(g)	518,883
					490,800	(h)
Long term investments	—	105,865	(105,865	)A	—		—
Deferred income taxes	—	4,527	(4,527	)B	—		—
Other long-term assets	9,504	4,502	5,000	A	—		19,006

Total Assets	$913,309	$407,722	$(10,205)		$841,041		$2,151,867

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$25,901	$14,103	$—		$—		$40,004
Accrued compensation and related expenses	14,041	1,788	—		—		15,829
Deferred income on shipments to distributors	17,283	—	—		—		17,283
Income taxes payable	16,644	2,197	—		—		18,841
Other accrued liabilities	18,959	4,290	—		23,216	(i)	54,192
					3,502	(j)
					2,744	(k)
					1,481	(l)

Total current liabilities	92,828	22,378	—		30,943		146,149
Deferred tax liability	4,709	3,466	(10,205	)B	97,446	(m)	31,938
					(63,478	)(n)
Long-term obligations	10,769	285	—		—		11,054

Stockholders’ equity:
Common stock	107	734	—		(734	)(o)	198
					91	(p)
Additional paid-in-capital	852,951	294,697	—		(294,697	)(o)	2,013,097
					1,112,673	(q)
					47,473	(r)
Deferred compensation	—	(543)	—		543	(o)	—
Treasury stock	(204,909)	(67,824)	—		67,824	(o)	(204,909)
Retained earnings	157,072	154,543	—		(154,543	)(o)	154,572
					(2,500	)(s)
Accumulated other comprehensive loss	(218)	(14)	—		—		(232)

Total stockholders’ equity	805,003	381,593	—		776,130		1,962,726

	$913,309	$407,722	$(10,205)		$841,041		$2,151,867

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF OPERATIONS

OF IDT and ICS

(In thousands, except per share data)

	Historical		Pro Forma Adjustments (Note 3)		Pro Forma Combined Twelve Months Ended April 3, 2005
	IDT Twelve Months Ended April 3, 2005	ICS Twelve Months Ended April 2, 2005
Net revenues	$390,640	$254,344	$—		$644,984
Cost of revenues	193,762	103,334	96,000	(t)	392,987
			(377	)(u)
			268	(v)
Restructuring, asset impairment, and other	1,380	—	—		1,380

Gross profit	195,498	151,010	(95,891)		250,617
Operating expenses:
Research and development	103,729	40,160	(643	)(u)	144,413
			1,167	(v)
Selling, general, and administrative	76,016	38,263	(214	)(u)	114,253
			188	(v)
Amortization of intangibles	—	3,739	(3,739	)(x)	77,210
			77,210	(t)
Acquired in-process research and development	1,830	7,051	(7,051	)(x)	1,830

Total operating expenses	181,575	89,213	66,918		337,706

Operating income (loss)	13,923	61,797	(162,809)		(87,089)
Loss on equity investments	(12,831)	—			(12,831)
Interest expense	(102)	(60)			(162)
Interest income and other, net	12,363	3,440	(10,705	)(y)	5,098

Income (loss) before income taxes	13,353	65,177	(173,514)		(94,984)
Provision for income taxes	20	4,004	—	(z)	4,024

Net income (loss)	$13,333	$61,173	$(173,514)		$(99,008)

Net income (loss) per share:
Basic	$0.13	$0.87			$(0.50)
Diluted	$0.12	$0.85			$(0.50)
Shares used to compute net income (loss) per share (1):
Basic	105,825	70,271			197,177
Diluted	108,204	71,549			197,177

(1)	Shares used to compute pro forma combined net income per share are equal to (i) IDT historical shares, plus (ii) ICS historical shares multiplied by 1.3, the rate at which shares of ICS common stock were converted into IDT common stock in the merger.

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF OPERATIONS

OF IDT and ICS

(In thousands, except per share data)

	Historical		Pro Forma Adjustments (Note 3)		Pro Forma Combined Three Months Ended July 3, 2005
	IDT Three Months Ended July 3, 2005	ICS Three Months Ended July 2, 2005
Net revenues	$93,838	$58,262	$—		$152,100
Cost of revenues	51,145	23,845	15,646	(t)	90,609
			(94	)(u)
			67	(v)

Gross profit	42,693	34,417	(15,619)		61,491
Operating expenses:
Research and development	27,456	9,421	(160	)(u)	37,009
			292	(v)
Selling, general, and administrative	19,061	9,408	(53	)(u)	28,463
			47	(v)
Charges arising from merger	—	3,203	(3,203	)(w)	—
Amortization of intangibles	—	1,114	(1,114	)(x)	17,300
			17,300	(t)

Total operating expenses	46,517	23,146	13,109		82,772

Operating income (loss)	(3,824)	11,271	(28,728)		(21,281)
Loss on equity investments	(1,705)	—			(1,705)
Interest expense	(11)	(15)			(26)
Interest income and other, net	3,902	1,415	(4,117	)(y)	1,200

Income (loss) before income taxes	(1,638)	12,671	(32,845)		(21,812)
Provision (benefit) for income taxes	(8,218)	2,404	—	(z)	(5,814)

Net income (loss)	$6,580	$10,267	$(32,845)		$(15,998)

Net income (loss) per share:
Basic	$0.06	$0.15			$(0.08)
Diluted	$0.06	$0.15			$(0.08)
Shares used to compute net income (loss) per share (1):
Basic	106,474	70,062			197,555
Diluted	108,058	70,751			197,555

(1)	Shares used to compute pro forma combined net income per share are equal to (i) IDT historical shares, plus (ii) ICS historical shares multiplied by 1.3, the rate at which shares of ICS common stock were converted into IDT common stock in the merger.

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

On September 16, 2005 IDT completed its acquisition of 100% of the voting common stock of ICS. The merger resulted in the issuance of approximately 91.4 million shares of the Company’s common stock with a fair value of approximately $1.1 billion, approximately 8.6 million stock options with a fair value of approximately $47.5 million and the payment of approximately $521.7 million, including $11.9 million of merger-related transaction costs, in cash for a total purchase price of approximately $1.7 billion. The common stock issued in the acquisition was valued at $12.17 per share using the average closing price of the Company’s common stock for the five-day trading period beginning two days before and ending two days after the date the merger was announced, which was June 15, 2005. The options were valued using the Black-Scholes option pricing model with the following inputs: volatility factor of 62%, expected life of 2.8 years, risk-free interest rate of 4.0%, and a market value for IDT stock of $12.17 per share, which was determined as described above. The cash consideration was equivalent to $7.25 per share multiplied by approximately 70.3 million outstanding shares of ICS common stock on the closing date of the merger.

In addition, holders of outstanding options to purchase ICS common stock with an exercise price equal to or less than $21.62 received an amount of cash equal to the excess of $21.62 over the exercise price of such options. This resulted in an aggregate payment of approximately $28.5 million, which was paid out of ICS’s existing cash prior to the closing of the merger. All other unexercised options to purchase shares of ICS common stock that were outstanding immediately prior to the closing of the merger were canceled and were not converted or assumed by IDT.

In addition to the 8.6 million stock options noted above, immediately following the closing of the merger IDT also granted approximately 9.1 million new hire stock options to certain previous ICS stock option holders who continued to be employed by IDT or its subsidiaries.

The total purchase price of the merger is as follows (in millions):

IDT common stock issued	$1,112.8
IDT stock options issued	47.5
Cash	509.8
Direct transaction costs	11.9

Total purchase price	$1,682.0

Under the purchase method of accounting, the total purchase price as shown in the table above is allocated to ICS’ net tangible and intangible assets based on their estimated fair values as of the date of the closing of the merger. The preliminary allocation of the purchase price is as follows (in millions):

Amount
Net tangible assets acquired	$242.0
Amortizable intangible assets:
Existing technology	207.0
Customer relationships	139.7
Distributor relationships	15.4
Foundry relationships	39.3
Assembler relationships	21.6
Non-Compete agreements	47.7
Tradename	8.4
Backlog	11.7
Goodwill	950.2
In-process research and development	2.5
Above market lease liability	(3.5)

Total	$1,682.0

Although management has completed a preliminary allocation of the purchase price based upon estimates determined by management with the assistance of independent valuation specialists, such estimates, allocations and amounts may change as further information becomes available.

Net Tangible Assets

ICS’s assets and liabilities as of September 16, 2005 were reviewed and adjusted, if required, to their estimated fair value. The Company adjusted ICS’s fixed assets by approximately $4.9 million to write up ICS’s historical net book value to estimated fair value as of the date of the close net of capitalized assets which did not meet IDT’s asset capitalization criteria. The Company also adjusted inventory by approximately $9.8 million to write up ICS’s inventory to estimated fair value, less an estimated selling cost. The Company also accrued for restructuring charges of $2.7 million, related to estimated severance charges and facility closure costs related to facilities leased by ICS. The Company recognized these costs in accordance with the Emerging Issues Task Force Issue No. 95-3, Recognition of Liabilities in Connection with Purchase Business Combinations (“EITF 95-3”).

Included in net tangible assets acquired above are $99.9 million of incremental deferred tax liabilities and $2.4 million of deferred tax assets to reflect the tax effect of timing differences between book accounting and tax accounting for purchase accounting related items. In addition, we reversed $63.5 million of valuation allowance related to IDT’s pre-merger net deferred tax assets as a result of deferred tax liabilities recorded as part of the purchase accounting for ICS as discussed above.

Amortizable Intangible Assets

Existing technology consists of products that have reached technological feasibility. The Company valued the existing technology utilizing a discounted cash flow (“DCF”) model, which uses forecasts of future revenues and expenses related to the intangible asset. The Company utilized discount factors of 12% - 20% for existing technology and is amortizing the intangible assets over 3 – 10 years on a straight-line basis.

Customer, Distributor, Foundry and Assembler relationship values have been estimated using the lost income method, which estimates the effect on cash flows if these relationships were not in place at the close of the merger. The Company utilized a discount factor of 16% for each of these intangible assets and is amortizing the intangible assets on an accelerated basis consistent with the lost revenue amounts assumed in the valuation model.

Non-compete agreements with former ICS employees were valued from the Company’s perspective by estimating the affect on future revenues and cash flows if a non-compete were not in-place, thereby allowing former employees of ICS to re-enter the market. The Company utilized a discount factor of 16% for non-compete agreements and is amortizing the intangible asset on a straight-line basis over the 2 year term of the agreements.

The ICS trade name, valued at $8.4 million, was determined using the relief from royalty method, which represents the benefit of owning this intangible asset rather than paying royalties for its use. The Company utilized discount rates of 14% - 25% for the ICS trade name and is amortizing this intangible asset over 2 – 10 years on a straight-line basis.

Backlog, valued at $11.7 million, represents the value of the standing orders for ICS products as of the close of the merger. Backlog was valued using a DCF model. The Company utilized a discount rate of 10% for the backlog and is amortizing it over a six month period.

Goodwill

Of the total purchase price, $950.2 million has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and intangible assets acquired. ICS’s technology will provide a greater diversity of products and enhanced research and development capability, which will allow IDT to pursue an expanded market opportunity. In addition there is significant potential for improved manufacturing performance. These opportunities, along with the ability to leverage the ICS workforce, were significant contributing factors to the establishment of the purchase price, resulting in the recognition of a significant amount of goodwill. In accordance with Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets, goodwill is not amortized but will be reviewed at least annually for impairment, or more frequently if certain triggering events occur. In the event that management determines that the value of goodwill has become impaired, the Company will incur an expense in the amount of the impairment during the fiscal quarter in which the determination is made.

In-process Research and Development

Of the total purchase price, $2.5 million has been allocated to in-process research and development (“IPR&D”) and was expensed. Projects that qualify as IPR&D represent those that have not yet reached technological feasibility and which have no alternative future use. Technological feasibility is established when an enterprise has completed all planning, designing, coding, and testing activities that are necessary to establish that a product can be produced to meet its design specifications including functions, features, and technical performance requirement. The value of IPR&D was determined by considering the importance of each project to the Company’s overall development plan, estimating costs to develop the purchased IPR&D into commercially viable products, estimating the resulting net cash flows from the projects when completed and discounting the net cash flows to their present value based on the percentage of completion of the IPR&D projects. The Company utilized the DCF method to value the IPR&D, using rates ranging from 17% to 30%, depending on the estimated useful life of the technology. Based on the relatively few projects underway at the close of the acquisition and the significant leverage on existing technology of in-process projects, IPR&D is not a significant component of the acquired business.

Above Market Lease Liability

In connection with the valuation of the ICS acquisition, the Company identified three operating leases at ICS facilities with rental payments that were deemed to be in excess of current market rental rates for facilities of similar sizes, similar purpose, and in similar locations. The company estimated the amount to be approximately $3.5 million, which will be amortized over the remaining life of each of the lease obligations, respectively.

2. RECLASSIFICATION

A	A reclassification adjustment has been made in the pro forma condensed consolidated balance sheet to conform ICS’s classification of investments to the same classification as IDT. IDT classifies all marketable securities, whether or not they have a maturity date of more than 365 days, as available for sale and, therefore as short term investments. In addition, IDT classifies non-marketable securities as other assets.

B	A reclassification adjustment has been made in the pro forma condensed consolidated balance sheet to net ICS’s deferred tax assets against its deferred tax liabilities.

3. PRO FORMA ADJUSTMENTS

Pro forma adjustments are necessary to reflect the purchase price, to reflect amounts related to ICS’s net tangible and intangible assets at an amount equal to their estimated fair values, to reflect the amortization expense related to the amortizable intangible assets, to reflect the estimated fair value adjustments to net tangible assets and to reflect the income tax effect related to the pro forma adjustments.

There were no intercompany balances and transactions between IDT and ICS as of the dates and for the periods of these pro forma condensed combined financial statements.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had IDT and ICS filed consolidated income tax returns during the periods presented.

The unaudited pro forma condensed combined financial statements include restructuring charges of $2.7 million, related to estimated severance charges and facility closure costs related to facilities leased by ICS. Additional liabilities may ultimately be recorded for severance, relocation, or other costs associated with exiting activities of ICS that would affect amounts in the unaudited pro forma condensed combined financial statements. Any such liabilities would be recorded as an adjustment to the net assets acquired and an adjustment to goodwill. In addition, IDT may incur significant restructuring charges in subsequent quarters for severance or relocation costs related to IDT employees, costs of vacating some facilities of IDT, and other costs associated with exiting activities of IDT. Any such restructuring charges would be recorded as an expense in the consolidated statement of operations in the period in which they are incurred.

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(a)	To record cash paid in exchange for outstanding shares of ICS common stock in the merger.

(b)	To record cash ICS paid for in-the-money stock options.

(c)	To adjust ICS’s inventory to its estimated fair value, less estimated selling costs and cost to complete the production of inventory.

(d)	To adjust ICS’s fixed assets to their estimated fair value.

(e)	To eliminate ICS’s historical goodwill.

(f)	To record goodwill in connection with the merger.

(g)	To eliminate ICS’s historical acquisition related intangible assets.

(h)	To record the fair value of ICS’s identifiable intangible assets.

(i)	To accrue the direct costs of both IDT and ICS in the merger.

(j)	To record ICS’s lease obligations in excess of fair value.

(k)	To accrue restructuring related charges for ICS personnel and exit costs related to facility closures in connection with the merger.

(l)	To accrue D&O insurance required in connection with the merger agreement.

(m)	To record deferred tax liabilities in connection with the merger.

(n)	To decrease IDT’s valuation allowance based on a preliminary estimate of the net deferred tax liabilities recorded in connection with the merger.

(o)	To eliminate ICS’s equity.

(p)	To record the par value portion of the fair value of IDT common stock issued in the merger.

(q)	To record the additional paid-in-capital portion of the fair value of shares of IDT common stock issued in the merger.

(r)	To record the fair value of IDT stock options issued in connection with the merger.

(s)	To record the effect of the write-off of in-process research and development.

(t)	To amortize acquired intangibles.

(u)	To accrete the lease obligations in excess of fair value.

(v)	To depreciate the estimated fair value of ICS’ fixed assets.

(w)	To remove non-recurring costs incurred by ICS directly attributable to the merger.

(x)	To eliminate ICS’s historical amortization of intangible assets and in-process research and development.

(y)	To reduce interest income as a result of cash paid in connection with the merger.

(z)	As the Company has recorded a full valuation against its deferred tax assets the pro forma adjustments do not reflect any tax benefit.

IDT has not identified any pre-merger contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated. If information becomes available which would indicate it is probable that such events have occurred prior to the end of the purchase price allocation period and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.

4. PRO FORMA NET INCOME (LOSS) PER SHARE

The pro forma basic and diluted net income (loss) per share are based on (i) the number of shares of IDT common stock used in computing basic and diluted net income per share, plus (ii) the number of shares of ICS common stock used in computing basic and diluted net income per share multiplied by 1.3, the rate at which shares of ICS common stock were converted to IDT common stock in the merger.

5. NON-RECURRING ADJUSTMENTS

Due to their non-recurring nature, the following charges have been excluded from the unaudited pro forma condensed combined statement of operations:

•	The effect on cost of revenue resulting from the increase in inventory to its estimated fair value.

•	The charge for in-process research and development.

•	Costs incurred by ICS directly attributable to the merger.